Exhibit 99.1

Castle Brands Announces Fourth Quarter and Fiscal 2019 Results

Net income attributable to common shareholders rises to $5.7 million and Jefferson’s case sales increase 20.6%

NEW YORK – June 17, 2019 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the quarter and fiscal year ended March 31, 2019.

Operating highlights for the fiscal year ended March 31, 2019:

●	Net income attributable to common shareholders was $5.7 million for fiscal 2019, as compared to a net loss attributable to common shareholders of ($0.8) million for the prior fiscal year. While this is largely the result of an adjustment to deferred tax assets, it marks an important turning point for the company.

●	Continued growth of Jefferson’s bourbons led to a 20.6% increase in case sales for fiscal 2019 over the prior fiscal year.

●	By making opportunistic purchases of aged bourbon and continuing its new fill programs, Castle Brands purchased an additional $14.3 million of bourbon in fiscal 2019 to support the continued growth of Jefferson’s.

●	Goslings Stormy Ginger Beer, the best-selling premium ginger beer in America, case sales surpassed 2,000,000 cases in fiscal 2019, a 6.4% increase over the prior fiscal year.

“This was an outstanding year for Castle Brands. Continued growth of our more profitable brands, such as Jefferson’s, Goslings and Knappogue Irish whiskey, resulted in continued growth in revenue and gross profit. Importantly, we reported positive net income per share for the fiscal year for the first time in the Company’s history and had a record level of EBITDA, as adjusted. We have approximately $49.5 million in available net loss carryforwards. In the past, accounting practices did not ascribe any value to these NOLs because it was not clear that they would be used. Increasing profitability of our 80.1% owned Gosling Castle Partners subsidiary and revised forecasts for the Company’s overall financial performance caused the NOLs to be valued at approximately $9.6 million, which resulted in a commensurate increase in net income. We expect the strong growth in Jefferson’s to continue to drive our long-term trends of increasing sales and improving financial performance,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“Jefferson’s is a key brand for us and we are very excited about our current bourbon inventories. The combination of our new fill programs and opportunistic purchases of aged whiskey resulted in our having over 30,000 barrels at the end of the fiscal year, enough to make approximately 750,000 cases (9L) of Jefferson’s. We used our aged bourbon reserves to support increased sales of Jefferson’s and its brand extensions, such as Jefferson’s Ocean Aged at Sea, which itself is now selling 20,000 cases per year at super-premium pricing. Strength of our higher-end expressions continues to make Jefferson’s the only leading bourbon brand to command an average shelf price greater than $50 per bottle,” Mr. Lampen continued.

“A very positive development for Jefferson’s will begin to unfold in our current fiscal year and beyond. As our new fill continues to mature, it will become usable in more and more of the Jefferson’s expressions and we expect significant reductions in cost of goods sold, which benefits our operating results,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

“Also, we recognized our first $1.0 million in rebates on excise taxes as a result of the Craft Beverage Modernization and Tax Reform Act of 2017 in fiscal 2019, and we expect fiscal 2020 results to benefit in a similar fashion,” Mr. Glover continued.

“The growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of both Goslings Stormy Ginger Beer and Goslings Black Seal Rum. Ginger beer sales for the 12 months ended December 31, 2018 exceeded 2.0 million cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. The continued success of Goslings Stormy Ginger Beer gives us the opportunity to expand the line and add flavor extensions and other mixers, and to expand distribution and placements on retail shelves. Goslings Stormy Ginger Beer is now entering its third year in the mixer section of all of the approximately 4,500 Walmart stores in the United States and is a leader in that section. To build on that success and further expand sales of Goslings Stormy Ginger Beer, we recently hired a very experienced VP of Non-Alcohol Sales,” Mr. Glover added.

For the Quarter and Year Ended March 31, 2019

In the fourth quarter of fiscal 2019, the Company had net sales of $26.9 million, an 11.7% increase over net sales of $24.1 million in the comparable prior-year period. Income from operations was $2.9 million, a 109.4% increase over income from operations of $1.4 million in the comparable prior-year period. Income from operations in the current fiscal year benefitted from $1.0 million in rebates on excise taxes as a result of the Craft Beverage Modernization and Tax Reform Act of 2017. Net income was $11.2 million in the fourth quarter of fiscal 2019 compared to net income of $0.2 million in the comparable prior-year period, largely the result of a $9.5 million adjustment to deferred tax assets. Net income attributable to common shareholders was $9.0 million, or $0.05 per basic and diluted share, in the fourth quarter of fiscal 2019, as compared to a net loss attributable to common shareholders of ($0.3) million, or ($0.00) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2019 was $3.4 million as compared to $2.3 million for the comparable prior-year period.

The Company had net sales of $95.8 million in fiscal 2019, a 6.6% increase over net sales of $89.9 million in the prior fiscal year. Income from operations was $3.7 million, an 11.1% decrease from income from operations of $4.2 million in the prior fiscal year. Income from operations in the current fiscal year benefitted from $1.0 million in rebates on excise taxes as a result of the Craft Beverage Modernization and Tax Reform Act of 2017, but was negatively impacted by $1.0 million in one-time, non-recurring professional fees. Net income was $8.9 million in fiscal 2019 compared to net income of $0.3 million in the prior fiscal year, largely the result of a $9.5 million adjustment to deferred tax assets. Net income attributable to common shareholders was $6.0 million, or $0.03 per basic share and $0.03 per diluted share, respectively, in fiscal 2019, as compared to a net loss attributable to common shareholders of ($0.8) million, or ($0.01) per basic and diluted share, in the prior fiscal year.

EBITDA, as adjusted, for fiscal 2019 was $7.8 million as compared to $7.4 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, transaction fees, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange income and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense and in the quarter ended December 31, 2018, a one-time $1.0 million charge to professional fees. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium drinks brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection, Jefferson’s Wood Experiments and Jefferson’s Manhattan Barrel Finished Cocktail, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2019 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended March 31, (unaudited)		Twelve Months Ended March 31,
	2019	2018	2019	2018
Sales, net*	26,891,910	$24,071,457	95,841,703	$89,897,517
Cost of sales*	15,856,057	14,664,310	58,268,768	53,690,565

Gross profit	11,035,853	9,407,147	37,572,935	36,206,952

Selling expense	5,413,294	5,386,273	22,358,442	21,780,495
General and administrative expense	2,793,682	2,402,438	10,970,664	9,422,845
Depreciation and amortization	(48,740)	209,772	588,566	809,395

Income from operations	2,877,617	1,408,664	3,655,263	4,194,217

Other expense, net	-	(1,087)	(10,366)	(215)
Income from equity investment in non-consolidated affiliate	32,679	37,040	146,928	87,829
Foreign exchange gain (loss)	64,185	(70,021)	197,948	(77,125)
Interest expense, net	(1,228,909)	(1,024,704)	(4,591,063)	(3,794,144)

Income (loss) before provision for income taxes	1,745,572	349,892	(601,290)	410,562
Income tax benefit (expense), net	9,469,848	(159,707)	9,446,662	(140,370)

Net income	11,215,420	190,185	8,845,372	270,192
Net (income) attributable to noncontrolling interests	(2,466,803)	(526,619)	(3,181,756)	(1,089,124)

Net income (loss) attributable to common shareholders	$8,748,617	$(336,434)	5,663,616	$(818,932)

Net income (loss) per common share, basic, common shareholders	0.05	(0.00)	0.03	(0.01)

Net income (loss) per common share, diluted, common shareholders	0.05	(0.00)	0.03	(0.01)

Weighted average shares used in computation, basic, attributable to common shareholders	167,070,745	164,899,255	166,463,032	163,661,927

Weighted average shares used in computation, diluted, attributable to common shareholders	172,532,286	164,899,255	172,863,882	163,661,927

* Sales, net and Cost of sales include excise taxes of $6,884,225, $7,648,626 and $7,645,789 for the years ended March 31, 2019, 2018 and 2017, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Net income (loss) attributable to common shareholders	$8,748,617	$(336,434)	$5,663,616	$(818,932)
Adjustments:
Interest expense, net	1,228,909	1,024,704	4,591,063	3,794,144
Income tax expense (benefit), net	(9,469,848)	159,707	(9,446,662)	140,370
Depreciation and amortization	(48,740)	209,772	588,566	809,395
EBITDA, attributable to common shareholders	458,938	1,057,749	1,396,583	3,924,977
Allowance for doubtful accounts	49,559	14,100	93,236	59,012
Allowance for obsolete inventory	70,500	276,611	545,500	376,611
Stock-based compensation expense	487,405	490,439	1,971,464	1,974,745
Transaction fees	-	-	985,543	-
Other expense, net	-	1,087	10,366	215
Income from equity investment in non-consolidated affiliate	(32,679)	(37,040)	(146,928)	(87,829)
Foreign exchange loss (income)	(64,185)	70,021	(197,948)	77,125
Net income attributable to noncontrolling interests	2,466,803	526,619	3,181,756	1,089,124
EBITDA, as adjusted	$3,436,341	$2,399,586	$7,839,572	$7,413,980

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Contact:

Taglich Brothers, Inc.

Beth Schreiber

917-991-6688

bschreiber@taglichbrothers.com